Exhibit 99.1

(Soligenix, Inc. Logo)

DOR BioPharma Announces Corporate Name Change to Soligenix and Begins Trading Under New Ticker Symbol “SNGX”

Princeton, NJ – September 30, 2009– DOR BioPharma, Inc. (OTC BB: SNGX), a late-stage biotechnology company, announced today that it has completed a corporate name change from DOR BioPharma, Inc. to Soligenix, Inc. (Soligenix or the Company). As a result of the name change, the Company’s shares of common stock will immediately begin trading under the new ticker symbol “SNGX” as of today.

“We are pleased to announce the name change of our company to Soligenix,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “The name ‘Soligenix’ is derived in part from the Latin word ‘Solis,’ meaning sun. The name change heralds the new corporate stability and direction that we have worked hard to establish over the last several years.”

Dr. Schaber continued, “We are also looking forward to the imminent initiation of our confirmatory Phase 3 clinical trial of orBec® in GI GVHD under a Special Protocol Assessment (SPA) with the FDA. In connection with the initiation of the trial, we expect to receive a $1 million milestone payment from Sigma-Tau in accordance with our collaboration agreement.”

Soligenix’s address and contact numbers will also remain the same. Soligenix’s new web address is www.soligenix.com.

About Soligenix, Inc.

Soligenix, Inc. (Soligenix), formally known as DOR BioPharma, Inc., is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of hematopoietic cell transplantation. Soligenix expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD and an-NIH supported Phase 1/2 clinical trial of SGX201 in radiation enteritis in the second half of 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™ which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.  RiVaxTM will also be the subject of a recent $9.4 million NIH grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including SGX201, orBec® and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's most recent reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Soligenix, Inc.
Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200

29 Emmons Drive, Suite C-10
Princeton, NJ 08540
www.soligenix.com